Exhibit 99.3

EVERCORE PARTNERS

January 3, 2012

Board of Directors

Kinder Morgan, Inc.

500 Dallas Street, Suite 1000

Houston, TX 77002

Re: Amendment No. 2 to Registration Statement on Form S-4 of Kinder Morgan, Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated October 16, 2011, to the Board of Directors of Kinder Morgan, Inc. (“Kinder Morgan”) as Annex F to the information statement/proxy statement/prospectus included in Amendment No. 2 to the Registration Statement on Form S-4 of Kinder Morgan filed on January 3, 2012 (the “Registration Statement”) relating to the Transactions (as defined in the Agreement and Plan of Merger, dated as of October 16, 2011, among Kinder Morgan, Sherpa Merger Sub, Inc., Sherpa Acquisition, LLC, Sirius Holdings Merger Corporation, Sirius Merger Corporation and El Paso Corporation) and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinions of Kinder Morgan’s Financial Advisors—Opinion of Evercore Group L.L.C. to the Kinder Morgan Board of Directors”, “Risk Factors—Risk Factors Related to the Transactions—The fairness opinions rendered to the boards of directors of Kinder Morgan and El Paso by their respective financial advisors were based on the respective financial analyses they performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions. Kinder Morgan and El Paso have not obtained, and do not expect to obtain, updated fairness opinions from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement”, “The Transactions—Background of the Transactions”, “The Transactions—Recommendation of Kinder Morgan’s Board of Directors and Reasons for the Transactions”, and “The Transactions—Opinions of Kinder Morgan’s Financial Advisors—Opinion of Evercore Group L.L.C. to the Kinder Morgan Board of Directors” of the information statement/proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), information statement/proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha Senior Managing Director

Houston, Texas

January 3, 2012